Exhibit 99.01

MoneyGram International Makes $40 million Debt Prepayment

MINNEAPOLIS, Dec. 21, 2009—MoneyGram International (NYSE:MGI), a global leader in the payment services industry, today announced that it has provided notice to its debt holders that on Dec. 22, 2009, it will make an optional $40 million prepayment on its tranche B term loan under the senior secured credit facility.

“We remain focused on continuing to improve our capital structure and are very pleased to be able to make a prepayment on our term B debt to further reduce the company’s total outstanding debt obligation,” said Pamela H. Patsley, chairman and CEO.

Including this latest payment, MoneyGram International will have paid $187 million toward its outstanding debt obligation in 2009. This represents a 19 percent decrease in the company’s total outstanding debt since Jan. 1, 2009.

About MoneyGram International

MoneyGram International offers more control and more choices for people separated by distance or with limited bank relationships to meet their financial needs. A leading global payment services company, MoneyGram International helps consumers to pay bills quickly and safely send money around the world in as little as 10 minutes. Its global network is comprised of 186,000 agent locations in nearly 190 countries and territories. MoneyGram’s convenient and reliable network includes retailers, international post offices and financial institutions. Now, MoneyGram offers its most loyal customers MoneyGram Rewards for cash discounts on eligible money transfers from the U.S. – visit www.mymoneygram.com to register today. To learn more about money transfer or bill payment at an agent location or online, please visit www.moneygram.com.

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Contacts
Media:
Lynda Michielutti
952-591-3846
lmichielutti@moneygram.com

Investors:
Alex Holmes
720-568-8703
aholmes@moneygram.com